Exhibit 25(g)

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SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549
_________________________

FORM T-1

STATEMENT OF ELIGIBILITY
UNDER THE TRUST INDENTURE ACT OF 1939 OF
A CORPORATION DESIGNATED TO ACT AS TRUSTEE
_________________________

CHECK IF AN APPLICATION TO DETERMINE ELIGIBILITY OF
A TRUSTEE PURSUANT TO SECTION 305(b)(2) |__|
_________________________

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION
(Exact name of trustee as specified in its charter)

13-4994650
(State of incorporation	(I.R.S. employer
if not a national bank)	identification No.)

1111 Polaris Parkway
Columbus, Ohio	43271
(Address of principal executive offices)	(Zip Code)

Robert M. Macallister
Senior Vice President and Associate General Counsel
JPMorgan Chase Bank, National Association
1 Chase Manhattan Plaza
New York, NY 10005-1401
Tel: (212) 552-1716
(Name, address and telephone number of agent for service)
_________________________

The Toledo Edison Company
(Exact name of obligor as specified in its charter)

Ohio	34-4375005
(State or other jurisdiction of	(I.R.S. employer
incorporation or organization)	identification No.)

c/o FirstEnergy Corp.
76 South Main Street
Akron, Ohio	44308
(Address of principal executive offices)	(Zip Code)

_________________________

Senior Secured Debt Securities
(Title of the indenture securities)

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GENERAL

Item 1. General Information.

Furnish the following information as to the trustee:

(a) Name and address of each examining or supervising authority to which it is subject.

Comptroller of the Currency, Washington, D.C.

Board of Governors of the Federal Reserve System, Washington, D.C., 20551

Federal Deposit Insurance Corporation, Washington, D.C., 20429.

(b) Whether it is authorized to exercise corporate trust powers.

Yes.

Item 2. Affiliations with the Obligor and Guarantors.

If the obligor or any guarantor is an affiliate of the trustee, describe each such affiliation.

None.

Item 16. List of Exhibits

List below all exhibits filed as a part of this Statement of Eligibility.

1.   A copy of the Articles of Association of JPMorgan Chase Bank, N.A.

2.   A copy of the Certificate of Authority of the Comptroller of the Currency trustee to commence business.

3.   None, the authority of the trustee to exercise corporate trust powers being contained in the documents described in Exhibits 1 and 2.

4.   A copy of the existing By-Laws of the Trustee. (see Exhibit 4 to Form T-1 filed in connection with Registration Statement No. 333-106575 which is incorporated by reference).

5.   Not applicable.

6.   The consent of the Trustee required by Section 321(b) of the Act. (see Exhibit 6 to Form T-1 filed in connection with Registration Statement No. 333-106575 which is incorporated by reference).

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7.   A copy of the latest report of condition of the Trustee, published pursuant to law or the requirements of its supervising or examining authority.

8.   Not applicable.

9.   Not applicable.

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SIGNATURE

     Pursuant to the requirements of the Trust Indenture Act of 1939 the Trustee, JPMorgan Chase Bank, N.A., has duly caused this statement of eligibility to be signed on its behalf by the undersigned, thereunto duly authorized, all in the City of New York and State of New York, on the 18th day of September, 2008.

JPMORGAN CHASE BANK, N.A.

By:	/s/ Thomas J. Foley
Name: Thomas J. Foley
Title: Vice President

4

Exhibit 1

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION

CHARTER NO. 8

ARTICLES OF ASSOCIATION

(As Amended June 30, 2008)

For the purpose of organizing an Association to perform any lawful activities of national banks, the undersigned do enter into the following Articles of Association:

FIRST. The title of this Association shall be JPMorgan Chase Bank, National Association (the “Association”).

SECOND. The main office of the Association shall be in the City of Columbus, County of Delaware, State of Ohio. The general business of the Association shall be conducted at its main office and its branches.

THIRD. The board of directors of this Association shall consist of not less than five nor more than twenty-five persons, the exact number to be fixed and determined from time to time by resolution of a majority of the full board of directors or by resolution of a majority of the shareholders at any annual or special meeting thereof.

FOURTH. There shall be an annual meeting of the shareholders to elect directors and transact whatever other business may be brought before the meeting. It shall be held at the main office or any other convenient place and on such date as the board of directors may designate.

FIFTH. The authorized amount of capital stock of this Association shall be $1,815,000,000, divided into 150,000,000 shares of common stock of the par value of $12 each and 15,000,000 shares of preferred stock of the par value of $1 each; but said capital stock may be increased or decreased from time to time, according to the provisions of the laws of the United States.

In the event of any such increase in the capital stock of this Association by the sale of additional shares or the distribution of additional shares as a stock dividend, each shareholder of this Association (unless otherwise provided by the shareholders’ vote or votes authorizing the increase) shall be entitled, in proportion to the number of shares of said capital stock owned by him before such increase, to proportionate rights in respect of such additional shares as follows: (1) to the extent that such shareholder’s proportionate right in respect of such additional shares shall embrace one or more whole shares of such additional shares, to receive (a) in the case of a sale, a transferable warrant entitling the holder to subscribe, within the specified subscription period, for such one or more whole shares of such additional shares or (b) in the case of a stock dividend, a certificate evidencing such one or more whole shares of such additional shares; and

(2) to the extent that such shareholder’s proportionate right in respect of such additional shares shall embrace a fraction of a share, to receive (a) in the case of a sale, a fractional subscription warrant, conditioned that it shall be void unless, within the specified subscription period, it is combined with other such fractional subscription warrants in the aggregate entitling the holder thereof to subscribe for a whole share or whole shares of such additional shares and such subscription is completed by such holder of such combined fractional warrants or (b) in the case of a stock dividend, a fractional warrant which shall not represent or entitle the holder thereof to any of the privileges of a shareholder of this Association but may be combined with other such fractional warrants in the aggregate entitling the holder thereof to exchange them for a whole share or whole shares of such additional shares and conditioned that the holder exchanging such combined fractional warrants for such whole share or whole shares of such additional shares shall receive any dividends applicable to such whole share or whole shares declared after the date of such fractional warrants and payable in respect of such whole share or whole shares at the time of such exchange.

In the event of an increase in the capital stock of this Association in pursuance of a statutory consolidation to which this Association may be a party, the additional shares shall be issued in such a manner as the contract or plan of consolidation may provide, pursuant to and in contemplation of the statute under which said consolidation is effected.

In the event of an increase in the capital stock of this Association in pursuance of a plan or contract (other than in the case of a statutory consolidation) for the acquisition by this Association of the assets, in whole or in part, and the good will of another banking institution or banker, the additional shares shall be subscribed for by or issued to any persons, firms, trustees or corporations, whether or not shareholders of this Association, as, in its discretion in the execution of such plan or contract, the Board of Directors may approve.

The Association, at any time and from time to time, may authorize and issue debt obligations, whether or not subordinated, without the approval of the shareholders.

SIXTH. The Board of Directors shall appoint one of its members President of this Association, who shall be Chairman of the Board; but the Board of Directors may appoint a director, in lieu of the President, to be Chairman of the Board, who shall perform such duties as may be designated by the Board of Directors. The Board of Directors shall have the power to appoint one or more Vice Presidents; to appoint a Cashier and such other officers as may be required to transact the business of this Association; to fix the salaries to be paid to all officers of this Association; and to dismiss such officers, or any of them; but the Board of Directors may delegate the authority to exercise such powers of appointment, salary determination and dismissal.

The Board of Directors shall have the power to define the duties of officers and employees of this Association, to require bonds from them, and to fix the penalty thereof; to regulate the manner in which directors shall be elected or appointed, and to appoint judges of election; in the event of an increase of the capital stock of this Association to regulate the manner in which such increase shall be made; to make all by-laws that it may be lawful for them to make for the general regulation of the business of this Association and the management of its affairs; and generally to do and perform all acts that it may be lawful for a Board of Directors to do and perform.

SEVENTH. The board of directors shall have the power to change the location of the main office to any other location permitted under applicable law, without the approval of the shareholders, and shall have the power to establish or change the location of any branch or branches of the Association to any other location permitted under applicable law, without the approval of the shareholders subject to such limitations as from time to time may be provided by law.

EIGHTH. The corporate existence of this Association shall continue until termination according to the laws of the United States.

NINTH. These Articles of Association may be amended at any regular or special meeting of the shareholders by the affirmative vote of the holders of a majority of the stock of this Association, unless the vote of the holders of a greater amount of stock is required by law, and in that case by the vote of the holders of such greater amount.

In witness whereof, we have hereunto set our hands as of June 30, 2008.

By	/s/ James Dimon

James Dimon

By	/s/ Frank J. Bisignano

Frank J. Bisignano

By	/s/ Steven D. Black

Steven D. Black

By	/s/ Michael J. Cavanagh

Michael J. Cavanagh

By	/s/ Charles W. Scharf

Charles W. Scharf

By	/s/ James E. Staley

James E. Staley

Exhibit 2

Comptroller of the Currency Administrator of National Banks

Washington, D.C. 20219

Certificate of Corporate Existence and Fiduciary Powers

I, John C. Dugan, Comptroller of the Currency, do hereby certify that:

1. The Comptroller of the Currency, pursuant to Revised Statutes 324, et seq., as amended, 12 U.S.C. 1, et seq., as amended, has possession, custody and control of all records pertaining to the chartering of all National Banking Associations.

2. “JPMorgan Chase Bank, National Association,” Columbus, Ohio, (Charter No. 8) is a National Banking Association formed under the laws of the United States and is authorized thereunder to transact the business of banking and exercise Fiduciary Powers on the date of this Certificate.

IN TESTIMONY WHEREOF, I have hereunto subscribed my name and caused my seal of office to be affixed to these presents at the Treasury Department in the City of Washington and District of Columbia, this July 22, 2008.

Comptroller of the Currency

Exhibit 7 to Form T-1

Bank Call Notice

RESERVE DISTRICT NO. 2

CONSOLIDATED REPORT OF CONDITION OF

JP Morgan Chase Bank

of 270 Park Avenue, New York, New York 10017

and Foreign and Domestic Subsidiaries,

a member of the Federal Reserve System,

at the close of business June 30, 2008, in

accordance with a call made by the Federal Reserve Bank of this

District pursuant to the provisions of the Federal Reserve Act.

Dollar Amounts in Millions
ASSETS
Cash and balances due from depository institutions:
Noninterest-bearing balances and currency and coin	31,225
Interest-bearing balances	15,541
Securities:
Held to maturity securities	38
Available for sale securities	111,593
Federal funds sold and securities purchased under agreements to resell:
Federal funds sold in domestic offices	14,532
Securities purchased under agreements to resell	252,666
Loans and lease financing receivables:
Loans and leases held for sale	19,557
Loans and leases, net of unearned income	463,449
Less: Allowance for loan and lease losses	10,740
Loans and leases, net of unearned income and allowance	452,709
Trading Assets	368,802
Premises and fixed assets (including capitalized leases)	7,506
Other real estate owned	554
Investments in unconsolidated subsidiaries and associated companies	3,257
Intangible assets
Goodwill	25,974
Other Intangible assets	14,140
Other assets	60,374
TOTAL ASSETS	1,378,468

LIABILITIES
Deposits
In domestic offices	461,008
Noninterest-bearing	128,383
Interest-bearing	332,625
In foreign offices, Edge and Agreement
subsidiaries and IBF’s	336,668
Noninterest-bearing	7,963
Interest-bearing	328,705
Federal funds purchased and securities sold under agreements to repurchase:
Federal funds purchased in domestic offices	13,992
Securities sold under agreements to repurchase	162,598
Trading liabilities	131,834
Other borrowed money (includes mortgage indebtedness and obligations under capitalized leases)	76,532
Subordinated notes and debentures	26,327
Other liabilities	59,515
TOTAL LIABILITIES	1,268,474
Minority Interest in consolidated subsidiaries	1,065
EQUITY CAPITAL
Perpetual preferred stock and related surplus	0
Common Stock	1,785
Surplus (exclude all surplus related to preferred stock)	62,508
Retained earnings	46,038
Accumulated other comprehensive income	(1,402)
Other equity capital components	0
TOTAL EQUITY CAPITAL	108,929

TOTAL LIABILITIES, MINORITY INTEREST, AND EQUITY CAPITAL	1,378,468

I, Michael J. Cavanagh, E.V.P. & Chief Financial Officer of the above-named bank, do hereby declare that this Report of Condition has been prepared in conformance with the instructions issued by the appropriate Federal regulatory authority and is true to the best of my knowledge and belief.

MICHAEL J. CAVANAGH

We, the undersigned directors, attest to the correctness of this Report of Condition and declare that it has been examined by us, and to the best of our knowledge and belief has been prepared in conformance with the instructions issued by the appropriate Federal regulatory authority and is true and correct.

JAMES DIMON	)
STEVEN D. BLACK	) DIRECTORS
FRANK J. BISIGNANO	)